UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 SEC FILE NUMBER
                                  000-27145
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                                  CUSIP NUMBER

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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one)   Form 10-K    Form 10-KSB    Form 20-F   X Form 10-Q     Form N-SAR
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                       For Period Ended:  June 30, 2003
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                         Transition Report on Form 10-K
                         Transition Report on Form 20-F
                         Transition Report on Form 11-K
                         Transition Report on Form 10-Q
                         Transition Report on Form N-SAR
          For the Transition Period Ended: ____________________________

     Nothing in this form shall be construed to imply that the Commission has verified any information herein.

     If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

1st NET TECHNOLOGIES, INC.
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Full Name of Registrant


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Former Name if Applicable

1869 W. LITTLETON BLVD
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Address of Principal Executive Office (Street and Number)

LITTLETON  CO  80120
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12 b-25(b), the following should be completed. (Check box if appropriate) [X]

(a) The reason described in reasonable detail in Part III of this form could not be completed without unreasonable effort or expense;
(b) X The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form NSAR, or portion thereof, will be filed on or before the fifteenth day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant's Form 10-QSB cannot be filed without unreasonable effort and expense to complete the document and obtain the appropriate approvals and signatures.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

          James H. Watson, Jr           303                         738-8994
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             (Name)                  (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s)  [X] Yes    [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [] Yes [X] No
     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           1st NET TECHNOLOGIES, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date August 14, 2003                By    /s/ James H. Watson, Jr.
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                                                   James H. Watson, Jr.
                                                   Principal Executive Officer
                                                   and Principal Accounting
                                                   Officer of the Registrant